UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 28, 2014

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-36710	46-5223743
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Shell Plaza 910 Louisiana Street Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 241-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2014, Shell Midstream Partners, L.P. (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Shell Midstream Partners GP LLC (the “General Partner”), Shell Pipeline Company LP (“SPLC”), Shell Midstream LP Holdings LLC and Shell Midstream Operating LLC (collectively, the “SPLC Parties”), and Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriters, of 40,000,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $23.00 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days (the “Option”) to purchase up to an additional 6,000,000 Common Units (the “Additional Units”) on the same terms. On October 29, 2014, the Underwriters exercised the Option in full.

The material terms of the Offering are described in the prospectus, dated October 29, 2014 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on October 29, 2014 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-196850), initially filed by the Partnership with the Commission on June 18, 2014.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The SPLC Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering is expected to close on November 3, 2014, subject to customary closing conditions. The Partnership received proceeds (net of underwriting discounts and structuring fees but before offering expenses) from the Offering of approximately $873.5 million. As described in the Prospectus, the Partnership intends to use (i) approximately $579.5 million of the net proceeds from the Offering to make a cash distribution to SPLC, (ii) approximately $194.0 million of the net proceeds from the Offering to make a cash distribution to SPLC and a contribution to Zydeco Pipeline Company LLC (“Zydeco”), which will then make a cash distribution to SPLC, both to reimburse SPLC for capital expenditures incurred prior to the Offering related to Zydeco, and (iii) approximately $100.0 million for general partnership purposes, including to fund potential expansion capital expenditures and acquisitions.

As more fully described in the Prospectus, the Underwriters and their respective affiliates are full service institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage services. The Underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Partnership and its affiliates, for which they received or may in the future receive customary fees and reimbursement of expenses. engage with us and our affiliates and perform services for us and our affiliates in the ordinary course of their businesses for which they will receive customary fees and expenses. In connection with these services, the Underwriters or their affiliates have received or may receive customary fees and reimbursement of expenses.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 28, 2014, Curtis R. Fraiser, Susan M. Ward, Gerard B. Paulides, Paul R. A. Goodfellow, Rob L. Jones and James J. Bender became members of the board of directors of the General Partner. Messrs. Jones and Bender also became members of the Conflicts Committee of the board of directors of the General Partner. Each members of the board of directors of the General Partner will be fully indemnified by the Partnership for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership.

Messrs. Jones and Bender will each receive an annual compensation package, initially consisting of $150,000 in cash compensation, and will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors and committee meetings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated October 28, 2014, by and among Shell Pipeline Company LP, Shell Midstream Partners, L.P., Shell Midstream Partners GP LLC, Shell Midstream LP Holdings LLC, Shell Midstream Operating LLC, and Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule I thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: October 30, 2014

INDEX TO EXHIBITS

Number	Description

1.1	Underwriting Agreement dated October 28, 2014, by and among Shell Pipeline Company LP, Shell Midstream Partners, L.P., Shell Midstream Partners GP LLC, Shell Midstream LP Holdings LLC, Shell Midstream Operating LLC, and Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule I thereto.

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